Exhibit 4.16

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of March 31, 2026, ENvue Medical, Inc., a Delaware corporation (formerly NanoVibronix, Inc.) (“we,” “our” and the “Company”) has its common stock, par value $0.001 per share, registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description is intended as a summary and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and the Amended and Restated Bylaws (as amended, the “Bylaws”) as currently in effect, copies of which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.

Authorized Capital Stock

As of March 31, 2026, our authorized capital stock consists of shares, of which 40,000,000 shares are common stock, par value $0.001 per share (“common stock” or “Common Stock”), and 5,040,000 shares are preferred stock, par value $0.001 per share, 3,000,000 of which have been designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”), 506 of which have been designated as Series D Convertible Preferred Stock (“Series D Preferred Stock”), 1,994,494 of which have been designated as Series E Convertible Preferred Stock (“Series E Preferred Stock”), 40,000 of which have been designated as Series F Convertible Preferred Stock (“Series F Preferred Stock”), 500,000 have been designated as Series G Convertible Preferred Stock (“Series G Preferred Stock”), 55,111 have been designated as Series H Convertible Preferred Stock, and 62,220 have been designated as Series X Non-Voting Convertible Preferred Stock (“Series X Preferred Stock”). As of March 31, 2026, there were 3,700,908 shares of common stock issued and outstanding, 0 shares of Series C Preferred Stock issued and outstanding, 0 shares of Series D Preferred Stock issued and outstanding, 0 shares of Series E Preferred Stock issued and outstanding, 0 shares of Series F Preferred Stock issued and outstanding, 820 shares of Series G Preferred Stock issued and outstanding, 10,209 shares of Series H Preferred Stock issued and outstanding, and 50,528 shares of Series X Preferred Stock issued and outstanding.

Our Board, in consultation with counsel, determined that it was in the best interests of the Company and our stockholders to ratify, pursuant to Section 204 of the Delaware General Corporation Law (“DGCL”) and Delaware common law, an increase in the number of authorized shares of our common stock from 20,000,000 to 24,109,635 (the “Authorized Share Increase”) and the issuance of 4,109,635 shares of common stock (the “Authorized Share Increase Issuance”) upon conversion of the Series C Preferred Stock and the exercise of certain December 2020 Warrants and Pre-Existing Warrants (the “Share Increase Ratification”). On March 3, 2021, we filed a proxy statement in connection with a special meeting of stockholders (the “Special Meeting”) to be held at 10:00 a.m. Eastern time on March 31, 2021, to (i) ratify the Authorized Share Increase and the Authorized Share Increase Issuance, and (ii) further increase the number of our authorized shares of common stock. On March 31, 2021, we did not have the requisite vote to approve the Share Increase Ratification and the meeting was adjourned. At the reconvened Special Meeting on May 6, 2021, our stockholders voted to approve the ratification of the Authorized Share Increase, but the stockholders did not approve the Share Increase Ratification.

On August 17, 2021, at our 2021 Annual Meeting of Stockholders, our stockholders voted to approve an amendment to our Certificate of Incorporation to increase the number of shares of our common stock authorized for issuance from 24,109,635 shares to 40,000,000 shares.

Common Stock

Voting Rights

Each stockholder has one vote for each share of common stock held on all matters submitted to a vote of stockholders. A stockholder may vote in person or by proxy. Elections of directors are determined by a plurality of the votes cast and all other matters are decided by a majority of the votes cast by those stockholders entitled to vote and present in person or by proxy.

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all of our directors. Our Certificate of Incorporation and Bylaws provide that stockholder actions may be effected at a duly called meeting of stockholders or pursuant to written consent of the majority of stockholders.

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the board of directors (the “Board”) may determine, provided that required dividends, if any, on preferred stock have been paid or provided for. However, the current policy of our Board is to retain earnings, if any, for operations and growth.

No Preemptive or Similar Rights

The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board and issued in the future.

Right to Receive Liquidation Distributions

Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution.

The Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NAOV.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Options and Warrants

As of March 31, 2026, we had 4,411 shares of common stock issuable upon exercise of outstanding options and 1,145,595 shares of common stock issuable upon the exercise of warrants. There are no other outstanding warrants or options at this time.

Preferred Stock

We may issue any class of preferred stock in any series. The Board has the authority, subject to limitations prescribed under Delaware law and the rights of the holders of any series of preferred stock, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations and restrictions. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote thereon, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of common stock and the voting and other rights of the holders of common stock.

Series C Convertible Preferred Stock

Conversion Rights

Each share of the Series C Preferred Stock is convertible into one (1) share of common stock, provided that the holder will be prohibited from converting Series C Preferred Stock into shares of common stock if, as a result of such conversion, the holder would own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock issuable upon conversion of the Series C Preferred Stock, or, at the election of a holder, together with its affiliates, would own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock issuable upon conversion of the Series C Preferred Stock. The conversion rate of the Series C Preferred Stock is subject to proportionate adjustments for stock splits, reverse stock splits and similar events.

Dividend Rights

Shares of Series C Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by the Board. However, holders of Series C Preferred Stock are entitled to receive dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the common stock when such dividends are specifically declared by the Board. The Company is not obligated to redeem or repurchase any shares of Series C Preferred Stock. Shares of Series C Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Voting Rights

Except as provided in the Designation, Preferences, Rights and Limitations of Series C Preferred Stock or as otherwise required by law, each holder of Series C Preferred Stock will be entitled to the number of votes equal to the number of shares of common stock into which such share of Series C Preferred Stock could be converted, provided that the holder would be prohibited from converting Series C Preferred Stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own more than 9.99% of the total number of shares of our common stock then issued and outstanding, for purposes of determining the shares entitled to vote at any regular, annual or special meeting of stockholders of the Company, and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided herein or as required by law, voting together with the common stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights shall be rounded to the nearest whole number (with one-half being rounded upward). We may not, without the written consent of holders of a majority of the then issued and outstanding shares of Series C Preferred Stock, increase the number of authorized shares of Series C Preferred Stock.

Liquidation Rights

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series C Preferred Stock are entitled to receive, pari passu with the holders of common stock, out of the assets available for distribution to stockholders an amount equal to such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into common stock immediately before such liquidation, dissolution or winding up, without giving effect to any limitation on conversion as a result of the Beneficial Ownership Limitation, as described above.

Series D Convertible Preferred Stock

Conversion Rights

Each share of the Series D Preferred Stock is convertible into fifty (50) shares of common stock, provided that the holder will be prohibited from converting Series D Preferred Stock into shares of common stock if, as a result of such conversion, the holder would own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock issuable upon conversion of the Series D Preferred Stock, or, at the election of a holder, together with its affiliates, would own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock issuable upon conversion of the Series D Preferred Stock. The conversion rate of the Series D Preferred Stock is subject to proportionate adjustments for stock splits, reverse stock splits and similar events.

Dividend Rights

Shares of Series E Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by the Board. However, Series E Holders are entitled to receive dividends on shares of Series E Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the common stock when such dividends are specifically declared by the Board. The Company is not obligated to redeem or repurchase any shares of Series E Preferred Stock. Shares of Series E Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Voting Rights

Each Series E Holder shall be entitled to the number of votes equal to the number of shares of our common stock equal to the voting ratio, which, for each share of Series E Preferred Stock, is equal to $2.00 divided by $3.53. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series E Preferred Stock held by each Series E Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Liquidation Rights

Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each Series E Holder shall be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series E Preferred Stock if such shares had been converted to our common stock immediately prior to such liquidation.

Series F Convertible Preferred Stock

Conversion Rights

Each share of Series F Preferred Stock is convertible at any time and from time to time at the option of a holder of Series E Preferred Stock (a “Series E Holder”) into one twentieth (1/20) of a share of our common stock, provided that each holder is prohibited from converting Series E Preferred Stock into shares of our common stock if, as a result of such conversion, any such holder, together with its affiliates, would own more than 9.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be waived with respect to a holder upon such holder’s provision of not less than 61 days’ prior written notice to the Company. The conversion rate of the Series F Preferred Stock is subject to proportionate adjustments for stock splits, reverse stock splits and similar events.

Dividend Rights

Shares of Series F Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by the Board. However, Series E Holders are entitled to receive dividends on shares of Series F Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the common stock when such dividends are specifically declared by the Board. The Company is not obligated to redeem or repurchase any shares of Series F Preferred Stock. Shares of Series F Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Voting Rights

Each Series F Holder shall be entitled to the number of votes equal to the number of shares of our common stock equal to the voting ratio, which, for each share of Series F Preferred Stock, is equal to $2.00 divided by $3.53. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series F Preferred Stock held by each Series F Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Liquidation Rights

Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each Series F Holder shall be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series F Preferred Stock if such shares had been converted to our common stock immediately prior to such liquidation.

Series X Non-Voting Convertible Preferred Stock

Conversion Rights

As of March 31, 2026, the conversion price for each share of Series X Preferred Stock is $20.40. The conversion ratio (the “Conversion Ratio”) for each share of Series X Preferred Stock is determined by dividing the Stated Value (as defined in the Series X Certificate of Designations) of each share of Series X Preferred Stock, initially valued at $606.3756, divided by the conversion price which provides an implied Series X Conversion Ratio of be 1,000 shares of common stock issuable upon the conversion of each share of Series X Preferred Stock (the “Series X Conversion Shares”), subject to adjustment as provided in the Series X Certificate of Designations of the Series X Non-Voting Convertible Preferred Stock (the “Series X Certificate of Designations”).

Effective as of 5:00 p.m. Eastern Time on the fourth (4th) business day after the Series X Stockholder Approval (as defined below), each share of Series X Preferred Stock then outstanding shall automatically convert into a number of shares of common stock equal to the Series X Conversion Ratio, subject to applicable beneficial ownership limitations. Subject the terms of the Series X Certificate of Designations, the Series X Preferred Stock is also convertible, at the option of the holder, at any time and from time to time following 5:00 p.m. Eastern Time on the third (3rd) business day after the date that the Series X Stockholder Approval, into a number of shares of Common Stock equal to the Series X Conversion Ratio, subject to the applicable beneficial ownership limitations.

Series X Stockholder Approval

Pursuant to the terms of the Merger Agreement, the issuance of shares of common stock to the stockholders upon conversion of any and all shares of the Series X Preferred Stock in accordance with the terms of the Series X Certificate of Designations is subject to and contingent upon the approval from the Company’s stockholders of the issuance of the common stock upon conversion of the Series X Preferred Stock, for purposes of the Nasdaq Listing Rules, the issuance of such shares of common stock (the “Series X Stockholder Approval”).

Dividend Rights

Holders shall be entitled to receive, and the Company shall pay, dividends on shares of Series X Preferred Stock, based on the Stated Value, at a rate of eight percent (8%) per annum, commencing on the three (3) month anniversary of the Original Issue Date (as defined in the Series X Certificate of Designations) until the date the Company obtains the Series X Stockholder Approval. Such dividends can be paid in the form of cash or additional issuances of shares of Series X Preferred Stock based on the Stated Value, with such type of payment determined in the sole discretion of the Company, and accrue and be compounded daily on the basis of a 360-day year and twelve (12) 30-day months and shall be paid the earlier of: (i) promptly after conversion of the Series X Preferred Stock or (ii) quarterly starting on the six (6) month anniversary of the Original Issue Date. No other dividends shall be paid on shares of Series X Preferred Stock.

Voting Rights

Except as otherwise provided in the Series X Certificate of Designations, or as required by the DGCL, the Series X Preferred Stock shall have no voting rights. However, as long as any shares of Series X Preferred Stock are outstanding, the Company shall not, without the affirmative vote or written approval, agreement or waiver of the holders of seventy percent (70%) of the then outstanding shares of the Series X Preferred Stock, among other things, (i) alter or change adversely the powers, preferences or rights given to the Series X Preferred Stock or alter or amend the Series X Certificate of Designations, (ii) issue further shares of Series X Preferred Stock in excess of 57,720 or increase or decrease (other than by conversion) the number of authorized shares of Series X Preferred Stock, (iii) prior to the Stockholder Approval, consummate either: (A) any Fundamental Transaction (as defined therein) or (B) any merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the voting power of the capital stock of the Company or such other entity immediately after such transaction, (iv) enter into any agreement with respect to any of the foregoing that is not expressly conditioned upon Stockholder Approval, (v) prior to the Stockholder Approval: (A) pay a stock dividend or otherwise make a distribution or distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock (which, for avoidance of doubt, shall not include any shares of common stock issued by the Company upon the issuance of the Conversion Shares), (B) subdivide outstanding shares of common stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares, or (D) issue by reclassification of shares of the common stock any shares of capital stock of the Company, (vi) grant, issue or sell any capital stock or rights to purchase stock, warrants, securities or other securities of the Company or (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets.

Rank; Liquidation.

Except to the extent that the requisite number of Series X Preferred Stock holders expressly consent to the creation of parity stock or senior preferred stock (as defined below), all shares of common stock and all shares of capital stock of the Company authorized or designated after the date of the designation of the Series X Preferred Stock shall be junior in rank to the Series X Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. Prior to the Stockholder Approval, upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the greater of the following amounts: (a) twice the aggregate stated value of the Series X Preferred Stock; or (b) the amount the holder would be entitled to receive if the Series X Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock. In addition, in the case of either (a) or (b) above, the holders will be entitled to the payment of all accrued and unpaid dividends on the Series X Preferred Stock and, in the event any of such dividends are payable in shares of common stock, the cash value of such shares of common stock upon Liquidation.

Series G Convertible Preferred Stock

The Series G Preferred Stock is convertible into shares of Common Stock (subject to the beneficial ownership limitations as provided in the Series G Certificate of Designations), on or after the date of issuance at an initial conversion price equal to $2.04 per share of Common Stock, subject to adjustment as provided in the Series G Certificate of Designations, at any time at the option of the holder prior to the fifth anniversary of the date of issuance, at which time all shares of outstanding Series G Preferred Stock shall automatically and without any further action by the holder be converted into shares of Common Stock at the then effective conversion price, provided that the holder will be prohibited from converting the Series G Preferred Stock into shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of the Common Stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to the Company. Notwithstanding the foregoing, in no event shall the conversion price be less than the Floor Price (as defined in the Series G Certificate of Designations). As of March 31, 2026, the conversion price of the Series G Preferred Stock is $17.77 per share.

Dividends. The holders of the Series G Preferred Stock will be entitled to receive cumulative dividends at the rate per share of 9% per annum of the stated value per share, until the fifth anniversary of the date of issuance of the Preferred Stock. The dividends become payable, at the Company’s option, in either cash, out of any funds legally available for such purpose, or in shares of Common Stock, (i) upon any conversion of the Series G Preferred Stock, (ii) on each such other date as the Company’s board of directors may determine, subject to written consent of the holders of Series G Preferred Stock holding a majority of the then issued and outstanding Series G Preferred Stock, (iii) upon the Company’s liquidation, dissolution or winding up, and (iv) upon occurrence of a fundamental transaction, including any merger or consolidation, sale of all or substantially all of the Company’s assets, exchange or conversion of all of the Common Stock by tender offer, exchange offer or reclassification; provided, however, that if Series G Preferred Stock is converted into shares of Common Stock at any time prior to the fifth anniversary of the date of issuance of the Series G Preferred Stock, the holder will receive a make-whole payment in an amount in cash equal (i) to all of the dividends that, but for the early conversion, would have otherwise accrued on the applicable shares of Preferred Stock being converted for the period commencing on the issuance date of the Series G Preferred Stock and ending on the Mandatory Conversion Date (as defined in the Series G Certificate of Designations) minus (ii) the amount of all prior dividends paid on such converted Series G Preferred Stock before the relevant Conversion Date (as defined in the Series G Certificate of Designations), less the amount of all prior dividends paid on such converted Series G Preferred Stock before the date of conversion. Make-whole payments are payable at the Company’s option in either cash, out of any funds legally available for such purpose, or in shares of Common Stock.

With respect to any dividend payments and make-whole payments paid in shares of Common Stock, the number of shares of Common Stock to be issued to a holder of Series G Preferred Stock will be an amount equal to the quotient of (i) the amount of the dividend payable to such holder divided by (ii) the conversion price then in effect, provided that the conversion price shall not be less than the Series G Floor Price.

Dilutive Issuances. The Series G Preferred Stock, to the extent that it has not been converted previously, is subject to full ratchet anti-dilution price protection upon the issuance of equity or equity-linked securities at an effective Common Stock purchase price of less than the conversion price then in effect, subject to adjustment as provided in the Series G Certificate of Designations. Notwithstanding the foregoing, in no event shall the conversion price be less than the Floor Price, which such Series G Floor Price shall equal 50% of the “Minimum Price” (as such term is defined in Rule 5635 of the Listing Rules of the Nasdaq Stock Market) on May 14, 2025 (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) or, in any case, such lower amount as permitted, from time to time, by the Nasdaq Capital Market (the “Series G Floor Price”). Additionally, in the event that the conversion price has been adjusted pursuant to the Series G Certificate of Designations, and the Dilutive Issuance (as defined in the Series G Certificate of Designations) that triggered such adjustment does not occur, is not consummated, is unwound, or is cancelled after the fact for any reason whatsoever, the conversion price shall be readjusted to the conversion price in effect prior to such Dilutive Issuance.

Liquidation. In the event of the Company’s liquidation, dissolution, or winding up, holders of the Series G Preferred Stock will be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series G Preferred Stock if such shares had been converted to shares of Common Stock immediately prior to such event (without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable) subject to the preferential rights of holders of any class or series of the Company’s capital stock specifically ranking by its terms senior to the Series G Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

Voting. The holders of the Series G Preferred Stock have no voting rights, except as required by law. There is no established public trading market for the Series G Preferred Stock and the Company does not intend to list the Series G Preferred Stock on any national securities exchange or nationally recognized trading system.

Series H Convertible Preferred Stock

The Series H Preferred Stock is convertible into common stock at the election of the holders of the Preferred Stock at any time at an initial conversion price of $1.01 per share (the “Series H Conversion Price”). The Series H Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like (subject to certain exceptions), and anti-dilution provisions. As of March 31, 2026, the Series H Conversion Price is $1.0422 per share.

Stockholder Approval. Prior to obtaining Stockholder Approval, the Company may not issue, upon conversion of the Series H Preferred Stock, a number of shares of Common Stock that would exceed 19.99% of the issued and outstanding Common Stock on the Closing Date.

Dividends. Holders of the Series H Preferred Stock shall be entitled to receive cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 9% per annum, payable on each Conversion Date (as defined in the Series H Certificate of Designations) (with respect only to Series H Preferred Stock being converted) in duly authorized, validly issued, fully paid and non-assessable shares of common stock at the Series H Conversion Price then in effect in accordance with the terms of the Series H Certificate of Designations.

Voting. Except as otherwise provided in the Series H Certificate of Designations or as otherwise required by law, the Series H Preferred Stock shall have no voting rights. However, as long as any shares of Series H Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series H Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series H Preferred Stock or alter or amend the Series H Certificate of Designations, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of Series H Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing. There is no established public trading market for the Series H Preferred Stock and the Company does not intend to list the Series H Preferred Stock on any national securities exchange or nationally recognized trading system.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the DGCL or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Our certificate of incorporation and bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended

The provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Certificate of Incorporation and Bylaws:

●	permit our board of directors to issue up to 11,000,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

●	provide that the authorized number of directors may be changed only by resolution of a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”);

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

●	provide that special meetings of our stockholders may be called only by a resolution adopted by a majority of the Whole Board; and

●	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our Board, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.